											Filed under Rule 424(b)(3), Registration Statement No. 333-180342
			Pricing Supplement No. 41 - Dated Tuesday, July 30, 2013 (To: Prospectus Dated March 26, 2012 and Prospectus Supplement Dated March 26, 2012)
CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Interest Rate Basis	Spread	Index Maturity	Initial Interest Rate	Interest Reset Dates	Min. Interest Rate	Max. Interest Rate	Coupon Frequency	Maturity Date	1st Coupon Date	Survivor's Option	Product Ranking
34540TEX6	100%	0.825%			Floating	LIBOR	1.15%	3 Months	LIBOR in effect on 8/6/2013 + Spread	20th of: Feb, May, Aug, Nov	N/A	N/A	Quarterly	8/20/2016	11/20/2013	Yes	Senior Unsecured Notes

Floating Rate Description: 3 MONTH LIBOR + 115 BPS
Interest Rate Determination Date: 2 London Business Days prior to the Interest Reset Date
Day-Count Basis: Actual/360
Redemption Information: Non-Callable

Trade Date: Monday, August 5, 2013 @ 12:00 PM ET
Settlement Date: Thursday, August 8, 2013
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

Ford Credit Notes $5,000,000,000 Ford Motor Credit Company LLC Prospectus Dated: 3-26-12 and Prospectus Supplement Dated: 3-26-12
If the stated maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day unless it would fall in the next calendar month, in which case it will be paid on the preceding business day, and no interest will accrue from, and after, the stated maturity date or interest payment date.

Ford Credit Notes